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                                                                    Exhibit 99.1



                 [SCHUFF STEEL COMPANY LETTERHEAD APPEARS HERE]

Press Release

                 Schuff Steel Company Completes Acquisition of
                       Addison Structural Services, Inc.

        PHOENIX, June 4 -- Schuff Steel Company (Nasdaq: SHUF) announced today that it has completed the acquisition of Addison Structural Services, Inc., a privately held company headquartered in Albany, Ga. The aggregate purchase price was $59.4 million.

        Addison provides structural steel fabrication and erection services and manufactures short- and long-span joists, trusses, and girders for industrial and commercial projects. The newly acquired Addison fabrication facilities in Albany, Ga., and Lockhart, Fla., and a joist manufacturing plant in Quincy, Fla., broaden Schuff Steel's existing operations and open new market areas. Schuff Steel will retain seasoned management with Addison's operations.

        Addison posted revenues of $63.6 million in its fiscal year ended June 30, 1997, compared with revenues of $57.6 million in its fiscal year ended June 30, 1996.

        "Our acquisition of Addison expands our presence in the southeastern United States and establishes Schuff Steel as a major national force in the industrial and commercial steel service industry," said Scott A. Schuff, president and chief executive officer of Schuff Steel. "We will continue to actively pursue opportunistic acquisitions of selective steel fabrication and erection companies and continue with strategic expansion across the United States."

        Schuff Steel is a rapidly growing steel fabrication and erection company that provides a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and provides a level of project management expertise necessary to accommodate fast track, "design-as-you-go" projects. Examples of recent major projects are Bank One Ballpark, a state-of-the-art baseball stadium featuring a fully retractable roof constructed for Major League Baseball's Arizona Diamondbacks franchise; Agua Fria Siphon Project, an aqueduct system with more than two miles of specially fabricated, 21-foot diameter pipe; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino; and Bajo de la Alumbrera in Argentina, on of the largest copper and gold mines in the world.

        The company has multi-state operations primarily focused in the southwestern and southeastern United States.

Statements in this press release contain expressed or implied forward-looking statements that are based on the beliefs of management as well as assumptions made based on information currently available to management. Actual results and outcomes may differ materially from those discussed due to the impact of a variety of factors. These risk factors and additional information are included in the Company's annual report of Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.